ARTICLES OF AMENDMENT TO THE ARTICLES
                               OF INCORPORATION OF
                          THE NETWORK CONNECTION, INC.


         These Articles of Amendment (the "Amendment") are being executed as of August 3, 2000, for the purpose of amending the Articles of Incorporation of The Network Connection, Inc. (the "Company"), pursuant to Section 14-2-602 of the Georgia Business Corporation Code.

         NOW THEREFORE, the undersigned hereby certifies as follows:

         FIRST: The name of the corporation is The Network Connection, Inc. (the "CORPORATION").

RESOLVED, that pursuant to Article V of the Articles of Incorporation of the company, there be and hereby is authorized and created a series of Preferred Stock, hereby designated as Series E Convertible Preferred Stock to consist of Five Hundred (500) shares with a par value of $.01 per share and a Stated Value of $10,000 per share (the "Stated Value"), and that the designations, preferences and relative, participating, optional or other rights of the Series E Convertible Preferred Stock (the "Series E Preferred Stock") and qualifications, limitations or restrictions thereof, shall be as follows:

                                    ARTICLE 1
                                    DIVIDENDS

     The Series E Preferred Shares shall bear dividends commencing on the Issuance Date at the rate of 6% per annum based upon a 365-day year. Dividends shall be payable by the Company to the holder in cash or Common Stock registered with the u.s. Securities and Exchange Commission (the "SEC") in accordance with the requirements of Article 2(f) herein. The number of registered shares of Common Stock to be delivered pursuant to this Section shall be determined by dividing the amount of the dividend due and payable by the applicable Conversion Price.

                                    ARTICLE 2
                HOLDER'S CONVERSION OF SERIES E PREFERRED SHARES

     A holder of Series E Preferred Shares shall have the right, at such holder's option, to convert the Series E Preferred Shares into shares of the Company's common stock, $. 001 par value per share (the "COMMON STOCK"), on the following terms and conditions:

          (a) CONVERSION RIGHT. Subject to the provisions of Sections 2(g) and 3(a) below, at any time or times on or after the earlier of (i) February 1, 2001 (as defined herein), (ii) 5 days after receiving a "no-review" status from the SEC in connection with a registration statement ("REGISTRATION STATEMENT") covering the resale of Common Stock issued upon conversion of the Series E Preferred Shares and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and its initial holders of Series E Preferred Shares (the "REGISTRATION RIGHTS AGREEMENT"), (iii) the date that the Registration Statement is declared effective by the SEC any holder of Series E Preferred Shares shall be entitled to convert any Series E Preferred Shares into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with
     Section 2(h) below) of Common Stock (the "Initial Conversion Date"), at the Conversion Rate (as defined below); PROVIDED, HOWEVER, that in no event other than upon a Mandatory Conversion pursuant to Section 2(g) hereof, or upon a Triggering Event pursuant to Section 6(e) hereof, shall any holder be entitled to convert Series E Preferred Shares in excess of that number of Series E Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series E Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Series E Preferred Shares beneficially owned by the holder and its affiliates beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. In the event that the Company breaches any of the representations, warranties or covenants contained herein or in any agreement executed in connection herewith, the Initial Conversion Date shall be accelerated to the date of such breach.

          (b) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of each of the Series E Preferred Shares pursuant to Section (2)(a) shall be determined according to the following formula (the "CONVERSION RATE");

                                     10,000
                                ----------------
                                CONVERSION PRICE

     For purposes of this Certificate of Designations, the following terms shall have the following meanings:

               (i) "CONVERSION PRICE" means as, of any Conversion Date (as defined below), the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date, if applicable, and subject to adjustment as provided herein;

               (ii) "FIXED CONVERSION PRICE" means $4.00, subject to adjustment, as provided herein;

               (iii) "FLOATING CONVERSION PRICE" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Average Market Price for the Common Stock for the five (5) consecutive trading days immediately preceding such date;

               (iv) "CONVERSION PERCENTAGE" means 80% as adjusted as described herein;

               (v) "AVERAGE MARKET PRICE" means, with respect to any security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices (as defined below) for such security for each trading day in such period;

               (vi) "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price on the Nasdaq National Market (the "NASDAQ-NM") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Nasdaq-NM is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing sale price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or, if no closing sale price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period); and

               (vii) "N" means the number of days from, but excluding, the Issuance Date through and including the Conversion Date for the Series E Preferred Shares for which conversion is being elected.

               (viii) "ISSUANCE DATE" means the date of issuance of any of the Series E Preferred Shares.

               (ix) "REGISTRATION RIGHTS AGREEMENT" means that Registration Rights Agreement by and among the Company and the holders of the Series E Preferred Shares.

          (c) ADJUSTMENT TO CONVERSION PRICE - REGISTRATION STATEMENT. If the Registration Statement (i) has not been filed on or before November 1, 2000 (the "FILING DEADLINE"), (ii) is not declared effective by the SEC on or before one February 1, 2001 (THE "REGISTRATION DEADLINE"), and, in either case, the Company has not paid the full amount of Late Payment Penalty by the applicable Late Penalty Due Date (each as defined in the Registration Rights Agreement), or (iii) if after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement for any period of ten (10) trading days (whether because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock or otherwise), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies at law or in equity), the Conversion Percentage and the Fixed Conversion Price shall be adjusted as follows:

               (i) CONVERSION PERCENTAGE. The Conversion Percentage in effect from time to time, with respect to the Series E Preferred Shares which may be converted as permitted by Section 2(a) hereof, shall be reduced by a number of percentage points equal to the product of (A) three (3) and (B) the sum of (I) the number of months (prorated for partial months) after the Filing Deadline or Registration Deadline, as the case maybe, and prior to the date that the relevant Registration Statement is declared effective by the SEC and (II) the number of months (prorated for partial months) that sales cannot be made as set forth in Section 2(c) above.. (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the Scheduled Effective Date, the Conversion Percentage with respect to the Series E Preferred Shares would decrease by four and one half percent (4.5% to 75.5%) until any subsequent adjustment; if, as a further example, thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Conversion Percentage with respect to the Series E Preferred Shares would decrease by an additional six percent (6%), for an aggregate decrease of seven percent (10.5% to 69.5%).

               (ii) FIXED CONVERSION PRICE. The Fixed Conversion Price in effect from time to time with respect to the Series E Preferred Shares shall be reduced by an amount equal to the product of (A) $4.00 and (B) the sum of (I) the number of months (prorated for partial months) after the Filing Deadline or Registration Deadline, as the case maybe, and prior to the date that the Registration Statement is declared effective by the SEC and (II) the number of months (prorated for partial months) that sales cannot be made as set forth in Section 2(c) above. (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the Scheduled Effective Date, the Fixed Conversion Price with respect to the Series E Preferred Shares would be $3.82. until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Fixed Conversion Price with respect to the Series E Preferred Shares would then be $3.58).

               (ii) LIMITATION ON REDUCTION OF CONVERSION PERCENTAGE. At no time shall the Conversion Percentage (i) be reduced more than 3% in any calendar month period or (ii) be less than 60%.

          (d) ADJUSTMENT TO CONVERSION PRICE - DILUTION AND OTHER EVENTS. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).

               (i) ADJUSTMENT OF FIXED CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

               (ii) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER, OR SALE. Any recapitalization, reorganization reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other SIMILAR transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as in "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series E Preferred Shares then outstanding) to insure that each of the holders of the Series E Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series E Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series E Preferred Shares had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series E Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this
          Section 2(d) and Section 2(e) below will thereafter be applicable to the Series E Preferred Shares. The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the holders of a majority of the Series E Preferred Shares then outstanding), the obligation to deliver to each holder of Series E Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For purposes of this Agreement, "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

               (iii) NOTICES.

                    (A) Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to each holder of Series E Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                    (B) The Company will give  written  notice to each holder of
               Series E Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                    (C) The Company will also give written notice to each holder of Series E Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, Major Transaction (as defined below), dissolution or liquidation will take place.

          (e) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Series E Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series E Preferred Shares immediately before the date an which a record is taken for the grant issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

          (f) MECHANICS OF CONVERSION. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 5 below:

               (i) HOLDER'S DELIVERY REQUIREMENTS. To convert Series E Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Eastern Standard Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE") to the Company or its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such date, the original certificates representing the Series E Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES") and the originally executed Conversion Notice. Upon such conversion by any such holders the 6% per annum premium which has accrued shall be payable hereunder shall be paid in cash or common stock (based upon the Conversion Price) at such time at the election of the Company.

               (ii) COMPANY'S RESPONSE. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall as soon as practicable send, via Facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, within five (5) business days following the date of receipt,
          (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled or (B) credit the aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account at The Depository Trust Company and (C) pay any dividends due to holder or its designee.

               (iii) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Average Market Price or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within three (3) business days of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Average Market Price or arithmetic calculation of the Conversion Rate within two (2) business days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (A) the disputed determination of the Average Market Price to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the Conversion Rate or any dividends due and payable to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

               (iv) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series E Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

               (v) COMPANY'S FAILURE TO TIMELY CONVERT. If the Company shall fail to issue to a holder within five (5) business days following the date of receipt by the Company of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, a certificate for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Series E Preferred Shares, in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement between the Company and the initial holders of the Series E Preferred Shares (the "SECURITIES PURCHASE AGREEMENT") (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder on each day after the fifth (5th) business day following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, for which such conversion is not timely effected, an amount calculated in accordance with the following schedule:

                                                    LATE PAYMENT FOR EACH
                  PRINCIPAL AMOUNT BEING             SERIES E PREFERRED
                  NO. BUSINESS DAYS LATE               SHARE CONVERTED
                  ----------------------            ---------------------
                             1                              $  100
                             2                              $  200
                             3                              $  300
                             4                              $  400
                             5                              $  500
                             6                              $  600
                             7                              $  700
                             8                              $  800
                             9                              $  900
                            10                              $1,000

          (g) MANDATORY CONVERSION. If any Series E Preferred Shares remain outstanding on August 2, 2002, then all such Series E Preferred Shares shall be converted as of such date in accordance with this Section 2 as if the holders of such Series E Preferred Shares had given the Conversion Notice on August 2, 2002, and the Conversion Date had been fixed as of August 2, 2002, for all purposes of this Section 2, and all holders of Series E Preferred Shares shall thereupon and with two (2) business days thereafter surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company. No person shall thereafter have any rights in respect of Series E Preferred Shares, except the right to receive shares of Common Stock on conversion thereof as provided in this Section 2.

          (h) FRACTIONAL SHARES. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series E Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of it share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                                    ARTICLE 3
                    COMPANY'S RIGHT TO REDEEM AT ITS ELECTION

     (a) (1) Until February 1, 2001, or (2) at any time on or after February 1, 2001, as long as the Company has not breached any of the representations, warrants, and covenants contained herein or in any related agreements, the Company shall have the right, in it sole discretion, to redeem ("REDEMPTION AT

COMPANY'S  ELECTION"),  from time to time,  any or all of the Series E Preferred
Stock: provided (i) Company shall first provide ten (10) days advance written notice as provided in subparagraph 3(a)(ii) and (ii) that the Company shall only be entitled to redeem Series E Preferred Stock having an aggregate Stated Value (as defined below) of at least Two Hundred Fifty Thousand Dollars ($250,000); provided, however, that after February 1, 2001, the Company's right to redeem hereunder is subject to the condition that the Company is not in breach of a representation, warranty or covenant contained herein or in any related agreement. If the Company elects to redeem some, but not all, of the Series E Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series E Preferred Stock.

               (i) REDEMPTION PRICE AT COMPANY'S ELECTION. The "REDEMPTION PRICE AT COMPANY'S ELECTION" shall be calculated as (a) 110% of Stated Value for the first 90 days following the Issuance Date, (b) 120% of the Stated Value for the period beginning 90 days after the Issuance Date and ending 180 days after the Issuance Date and (c) an additional 3% shall be added to 120% of the Stated Value for each 30 day period thereafter, of the Series E Preferred Stock; provided, however that the Redemption Price at Company's Election shall in no event be greater than 140% of the Stated Value. In addition, if any time prior to August 2, 2002, the Conversion Price is equal to or less than $1.75 per share, prior to any adjustment as provided herein the Company shall have the right, in it sole discretion, to redeem from time to time, any or all of the Series E Preferred Stock at a price equal to 125% of the Stated Value: provided (i) Company shall first provide twenty four hours (24) hours advance written notice by facsimile, federal express and email as provided in subparagraph 3(a)(ii) below, and (ii) that the Company shall only be entitled to redeem Series E Preferred Stock having an aggregate Stated Value (as defined below) of at least Two Hundred and Fifty Thousand Dollars ($250,000) (the "FLOOR PRICE REDEMPTION"). If the Company elects to redeem some, but not all, of the Series E Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series E Preferred For purposes hereof, "STATED VALUE" shall mean the original principal amount of Preferred Stock being redeemed.

               (ii) MECHANICS OF REDEMPTION AT COMPANY'S ELECTION. The Company shall effect each such redemption by giving at least ten (10) days prior written notice (except that in the case of the Floor Price Redemption the Company must provide 24 hours facsimile, federal express and email notice) ("NOTICE OF REDEMPTION AT COMPANY'S ELECTION") to (A) the Holders of the Series E Preferred Stock selected for redemption at the address and facsimile number of such Holder appearing in the Company's Series E Preferred Stock register and (B) the Transfer Agent, which Notice of Redemption At Company's Election (except in the case of the Floor Price Redemption) shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption at Company's Election. Such Notice of Redemption At Company's Election shall indicate (i) the number of shares of Series E Preferred Stock that have been selected for redemption, (ii) the date which such redemption is to become effective (the "DATE OF REDEMPTION AT COMPANY'S ELECTION") and (iii) the applicable Redemption Price At Company's Election, as defined in subsection (a)(i) above. Notwithstanding the above, except in the case of a Floor Price Redemption (where upon receipt thereof by the Holder no further conversions by the Holder, with respect thereof will be permitted unless the Company fails to abide by the terms of redemption described in this Article 3), Holder may convert into Common Stock, prior to actual receipt of a Notice of Redemption at Company's Election, any Series E Preferred Stock which it is otherwise entitled to convert, including Series E Preferred Stock that has been selected for redemption at Company's election pursuant to this subsection 3(a).

          (b)  COMPANY  MUST  HAVE   IMMEDIATELY   AVAILABLE   FUNDS  OR  CREDIT
     FACILITIES. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure under Sections 3(a) unless it has:

               (i) the full amount of the redemption price to cash, available in a demand or other immediately available account in a bank or similar financial institution; or

               (ii) immediately available credit facilities, in the full amount of the redemption price with a bank or similar financial institution, or

               (iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to redemptions; or

               (iv) a combination of the items set forth in (i), (ii), and (iii) above, aggregating the full amount of the redemption price.

          (c) PAYMENT OF REDEMPTION PRICE. Each Holder submitting Preferred Stock being redeemed under this Section 3 shall send their Series E Preferred Stock Certificates redeemed to the Company or its Transfer Agent, and the Company shall pay the applicable redemption price to that Holder within five (5) business days of the Date of Redemption at Company's Election. Failure by the Company to pay the redemption price in full when due shall result in a forfeiture and termination of the Company's redemption rights as described in this Section (3).

                                    ARTICLE 4

     (a) NASDAQ COMPLIANCE. So long as the Common Stock is listed for trading on Nasdaq-SM or an exchange or quotation system with a rule substantially similar to Rule 4460(i) then, notwithstanding anything to the contrary contained herein if, at any time, the aggregate number of shares of Common Stock then issued upon conversion of the Series E Preferred Shares (including any shares of capital stock or rights to acquire shares of capital stock issued by the Corporation which are aggregated or integrated with the Common Stock issued or issuable upon conversion of the Series E Preferred Stock for purposes of such rule) equals 19.99% of the "Outstanding Common Amount" (as hereinafter defined), the Series E Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms hereof, unless the Corporation has obtained approval of the (i) issuance of the Common Stock upon conversion of the Series E Preferred Stock by a majority of the total votes cast on such proposal, in person or by proxy, by the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series E Preferred Stock that were issued upon conversion of Series E Preferred Stock that were issued upon conversion of Series E Preferred Stock) (the "STOCKHOLDER APPROVAL"), or (ii) conversion of Series E Preferred Stock, or (iii) shall have otherwise obtained permission to allow such issuances from Nasdaq in accordance with Nasdaq Rule 4460(i). If the Corporation's Common Stock is not then listed on Nasdaq or an exchange or quotation system that has a rule substantially similar to Rule 4460(i) then the limitations set forth herein shall be inapplicable and of no force and effect. For purposes of this paragraph, "OUTSTANDING COMMON AMOUNT" means (i) the number of shares of the Common Stock outstanding on the date of issuance of the Series E Preferred Stock pursuant to the Purchase Agreement plus (ii) any additional shares of Common Stock issued thereafter in respect of such shares pursuant to a stock dividend, stock split or similar event. The maximum number of shares of Common Stock issuable as a result of the 19.99% limitation set forth herein is hereinafter referred to as the "MAXIMUM SHARE AMOUNT." With respect to each holder of Series E Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof. In the event that Corporation obtains Stockholder Approval or the approval of Nasdaq, by reason of the inapplicability of the rules of Nasdaq or otherwise and concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "NEW MAXIMUM SHARE AMOUNT"), the references to Maximum Share Amount, above, shall be deemed to be, instead, references to the greater New Maximum Share Amount. In the event that Stockholder Approval is obtained, there are insufficient reserved or authorized shares or a registration statement covering the additional shares of Common Stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; provided, however, that the holders of Series E Preferred Stock may grant an extension to obtain a sufficient reserved or authorized amount of shares or of the effective date of such registration statement.

                                    ARTICLE 5
                           INABILITY TO FULLY CONVERT

     (a) HOLDER'S OPTION IF COMPANY CANNOT FULLY CONVERT. If at any time after the earlier to occur of (i) effectiveness of the Registration Statement or (ii) sixty (60) days after the Scheduled Effective Date, upon the Company's receipt of a Conversion Notice, the Company does not issue shares of Common Stock which are registered for resale under the Registration Statement within five (5) business days of the time required in accordance with Section 2(f) hereof, for any reason or for no reason, including, without limitation, because the Company
(x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, including without limitation the Nasdaq-Small Cap, from issuing all of the Common Stock which is to be issued to a holder of Series E Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered and eligible for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 2(f) above and, with respect to the unconverted Series E Preferred Shares, the holder, solely at such holder's option, can, in addition to any other remedies such holder may have hereunder, under the Securities Purchase Agreement (including indemnification under Section 8 thereof), under the Registration Rights Agreement, at law or in equity, elect to:

          (i) require the Company to redeem from such holder those Series E Preferred Shares for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("MANDATORY REDEMPTION") at a price per Series E Preferred Share (the "MANDATORY REDEMPTION PRICE") equal to the greater of (x) 130% of the Liquidation Value of such share and
     (y) the Redemption Rate as of such Conversion Date;

          (ii) if the Company's inability to fully convert Series E Preferred Shares is pursuant to Section 5(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(f) above; or

          (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Series E Preferred Shares that were to be converted pursuant to such holder's Conversion Notice.

     (b) MECHANICS OF FULFILLING HOLDER'S ELECTION. The Company shall immediately send via facsimile to a holder of Series E Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 5(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate
(i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series E Preferred Shares which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder must within five (5) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 5(a) above.

     (c) PAYMENT OF REDEMPTION PRICE. If such holder shall elect to have its shares redeemed pursuant to Section 5(a) above, the Company shall pay the Mandatory Redemption Price in cash to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 5(c) (other than pursuant to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate), such unpaid amount shall bear interest at the rate of 2.5% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may void the Mandatory Redemption with respect to those Series E Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back such Series E Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Redemption Price within such thirty (30) days time period due to a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to Section 2(f)(iii) above with the term "CLOSING BID PRICE" being substituted for the term "AVERAGE MARKET PRICE" and the term, "REDEMPTION RATE" being substituted for the term "CONVERSION RATE."

     (d) PRO-RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one holder of Series E Preferred Shares on the same day and the Company can convert and redeem some, but not all, of the Series

E Preferred Shares pursuant to this Section 5, the Company shall convert and redeem from each holder of Series E Preferred Shares electing to have Series E Preferred Shares converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Series E Preferred Shares held by such holder relative to the number of Series E Preferred Shares outstanding) of all Series E Preferred Shares being converted and redeemed at such time.

                                    ARTICLE 6
                           REISSUANCE OF CERTIFICATES

     In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series E Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Series E Preferred Shares a Preferred stock certificate representing the remaining Series E Preferred Shares which have not been so converted or redeemed.

                                    ARTICLE 7
                              RESERVATION OF SHARES

     The Company shall, so long as any of the Series E Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Shares, at least 150% of number of Shares of Common Stock as shall from time to time be sufficient to affect the conversion of all of the Series E Preferred Shares and Warrant Shares then outstanding.

                                    ARTICLE 8
                                  VOTING RIGHTS

     Holders of Series E Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Georgia General Business Corporation Code and as expressly provided in this Certificate of Designations.

                                    ARTICLE 9
                      LIQUIDATION, DISSOLUTION, WINDING-UP

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series E Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series E Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series E Preferred Share equal to the sum of (i) $10,000 and (ii) all accrued but unpaid dividends on such shares (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series E Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series E Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Series E Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights as a percentage or the full amount of Preferred Funds payable to all holders of Series E Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class in any manner permitted by law, shall not for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series E Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

                                   ARTICLE 10
                                 PREFERRED RATE

     All shares of Common Stock shall be of junior rank to all Series E Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Company. The rights of the shares of Common Stock shall be subject to the Preferences and relative rights of the Series E Preferred Shares. The Series E Preferred Shares shall be of greater than or pari passu with any Series of Common or Preferred Stock heretofore issued by the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series E Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank to the Series E Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series E Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or make any resolution of the board of directors with the Georgia Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series E Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Series E Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein and no merger shall result inconsistent therewith.

                                   ARTICLE 11
                     RESTRICTION ON REDEMPTION AND DIVIDENDS

     (a) RESTRICTION ON DIVIDEND. If any Series E Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series E Preferred Shares, the Company shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock so long as written notice thereof has been given to holders of the Series E Preferred Shares at least 30 days prior to the earlier of (a) the record date taken for or (b) the payment of any such dividend or other distribution. Notwithstanding the foregoing, this
Section 10(a) shall not prohibit the Company from declaring and paying a dividend in cash with respect to the Common Stock so long as the Company: (i) pays simultaneously to each holder of Series E Preferred Shares an amount in cash equal to the amount such holder would have received had all of such holder's Series E Preferred Shares been converted to Common Stock pursuant to
Section 2 hereof one business day prior to the record date for any such dividend, and (ii) after giving effect to the payment of any dividend and any other payments required in connection therewith including to the holders of the Series E Preferred Shares under clause 10(a)(i) hereof, the Company has in cash or cash equivalents an amount equal to the aggregate of: (A) all of its liabilities reflected on its most recently available balance sheet, (B) the amount of any indebtedness incurred by the Company or any of its subsidiaries since its most recent balance sheet and (C) 130% of the amount payable to all holders of any shares of any class of preferred stock of the Company assuming a liquidation of the Company as the date of its most recently available balance sheet.

     (b) RESTRICTION ON REDEMPTION. Except as otherwise provided herein, if any Series E Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series E Preferred Shares, the Company shall not directly or indirectly redeem, purchase or otherwise acquire from any person or entity other than from a direct or indirect wholly-owned subsidiary of the Company, or permit any subsidiary of the Company to redeem, purchase or otherwise acquire from any person or entity other than from the Company or another direct or indirect wholly-owned subsidiary of the Company, any of the Company's or any subsidiary's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities).

                                   ARTICLE 12
              VOTE TO CHANGE THE TERMS OF SERIES E PREFERRED SHARES

     The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series E Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series E Preferred Shares.

                                   ARTICLE 13
                           LOST OR STOLEN CERTIFICATES

     Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series E Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Series E Preferred Shares into Common Stock.

                                   ARTICLE 14
                           WITHHOLDING TAX OBLIGATIONS

     Notwithstanding anything herein to the contrary, to the extent that the Company receives advice in writing from its counsel that there is a reasonable basis to believe that the Company is required by applicable federal laws or regulations and delivers a copy of such written advice to the holders of the Series E Preferred Shares so effected, the Company may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series E Preferred Share on the holder of such Series E Preferred Shares depositing with the Company an amount of cash sufficient to enable the Company to satisfy its withholding tax obligations (the "WITHHOLDING TAX") with respect to such distribution. Notwithstanding the foregoing or anything to the contrary, if any holder of the Series E Preferred Shares so effected receives advice in writing from its counsel that there is a reasonable basis to believe that the Company is not so required by applicable federal laws or regulations and delivers a copy of such written advice to the Company, the Company shall not be permitted to condition the making of any such distribution in respect of any Series E Preferred Share on the holder of such Series E Preferred Shares depositing with the Company any Withholding Tax with respect to such distribution, PROVIDED, HOWEVER, the Company may reasonably condition the making of any such distribution in respect of any Series E Preferred Share on the holder of such Series E Preferred Shares executing and delivering to the Company, at the election of the holder, either: (i) if applicable, a properly completed Internal Revenue Service Form 4224, or (a) an indemnification agreement in reasonably acceptable form, with respect to any federal tax liability, penalties and interest that may be imposed upon the Company by the Internal Revenue Service as a result of the Company's failure to withhold in connection with such distribution to such holder. If the conditions in the preceding two sentences are fully satisfied, the Company shall not be required to pay any additional damages set forth in Section 2(f)(v) of this Certificate of Designations if its failure to timely deliver any Conversion Shares results solely from the holder's failure to deposit any withholding tax hereunder or provide to the Company an executed indemnification agreement in the form reasonably satisfactory to the Company.

                                   ARTICLE 15

     All other provisions of the Articles of Incorporation, as amended, shall remain in full force and effect.

                                   ARTICLE 16

     Each amendment set forth above was duly approved by the Board of Directors of the Corporation with shareholder approval in accordance with the provisions of Section 14-2-821 of the Georgia Business Corporation Code on August 2, 2000.

     IN  WITNESS  WHEREOF,   the  Company  has  caused  this  Amendment  to  the
Certificate of Incorporation to be signed by its duly authorized officers as of the day first above written

                                       THE NETWORK CONNECTION, INC.



                                       By: /s/ Morris C. Aaron
                                           -------------------------------------
                                       Name: Morris C. Aaron
                                       Title: Chief Financial Officer

                                    EXHIBIT I

                          THE NETWORK CONNECTION, INC.
                                CONVERSION NOTICE

     Reference is made to the Article of Amendment to the Articles of Incorporation of The Network Connection, Inc. (the "ARTICLES OF AMENDMENT"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock, $.001 par value per share (the "SERIES E PREFERRED SHARES"), of The Network Connection, Inc., a Georgia corporation (the "COMPANY"), indicated below into shares of Common Stock, $.001 par value per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series E Preferred Shares specified below as of the date specified below.

     The undersigned acknowledges that any sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series E Preferred Shares shall be made only pursuant to (i) a registration statement effective under the Securities Act of 1933, as amended (the "ACT"), or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the Act.

                                     Date of Conversion:

                                     -------------------------------------------

                                     Number of Series E
                                     Preferred Shares to be converted

                                     -------------------------------------------

                                     Stock certificate no(s). of Series E
                                     Preferred Shares to be converted:

                                     -------------------------------------------

Please confirm the following information:

                                     Conversion Price:

                                     -------------------------------------------

                                     Number  of shares of Common
                                     Stock to be issued:
                                     -------------------------------------------

                                     -------------------------------------------

     Dividend Payment Due in Cash or Stock please issue the Common Stock into which the Series E Preferred Shares are being converted in the following name and to the following address:

                                     Issue to: (1)

                                     -------------------------------------------

                                     -------------------------------------------

                                     Facsimile Number:

                                     -------------------------------------------

                                     Authorization:

                                     -------------------------------------------

                                     By:
                                         ---------------------------------------

                                     Title:
                                            ------------------------------------

                                     Dated:
                                            -----------------------------------

ACKNOWLEDGED AND AGREED:

THE NETWORK CONNECTION, INC.

By:
    --------------------------------
Name:
      ------------------------------
Title:
      ------------------------------
Date:
      ------------------------------

----------
(1) If other than to the record holder of the Series E Preferred Shares, any applicable transfer tax must be paid by the undersigned.

                                       2